LightPath Technologies, Inc. S-8

Exhibit 5.1

November 20, 2017

LightPath Technologies, Inc.

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

Ladies and Gentlemen:

We have acted as counsel for LightPath Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration of 1,200,000 additional shares (the “Shares”) of Class A common stock of the Company, par value $0.01 per share (the “Common Stock”), and the associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement dated May 1, 1998, as amended on February 25, 2008 (collectively, the “Rights Agreement”) between the Company and Continental Stock Transfer & Trust Company, pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed to register 1,200,000 additional Shares of Common Stock for offer and sale under and pursuant to the Amended and Restated LightPath Technologies, Inc. Omnibus Incentive Plan, as amended (the “Plan”), and the associated Rights.

In connection with the opinions expressed herein, we have examined and relied upon copies of such documents, records, instruments, agreements, and matters of law as we have deemed relevant or necessary for purposes of this opinion, including, without limitation, (i) the Registration Statement, (ii) the Company's Certificate of Incorporation, as amended to date, (iii) the Company’s Amended and Restated Bylaws of the Company, as amended to date, (iv) the Rights Agreement, and (v) records of meetings and consents of the Board of Directors (the “Board”) of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. With respect to our opinion as to the Shares and the Rights, we have assumed that the consideration to be paid in connection with the sale of the Shares and the associated Rights will be in accordance with the Plan and the Registration Statement.

Exhibit 5.1

LightPath Technologies, Inc.

November 20, 2017

In rendering this opinion, we have also assumed that the Rights Agreement was duly authorized, executed, and delivered by the rights agent and that the members of the Company’s Board acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. With respect to the Rights, our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of purchase rights issued thereunder would result in invalidating such rights in their entirety. The Rights exist by virtue of and are subject to the Rights Agreement and the terms and conditions thereof, and it should be understood that the Rights Agreement and the Rights may be terminated or amended at the Company’s option.

Based on the foregoing, and subject to further limitations, qualifications, and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, following (i) effectiveness of the Registration Statement, (ii) the issuance of the Shares in accordance with the terms and the Plan and the associated Rights in accordance with the Rights Agreement, and (iii) receipt by the Company of the consideration for the Shares specified in the Plan, (A) the Shares will be validly issued, fully paid and nonassessable and (B) the Rights will be the legal, valid, and binding obligations of the Company.

We are opining solely on all applicable statutory provisions of the General Corporation Law of the State of Delaware, including the rules and regulations underlying those provisions.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Rights, or the Registration Statement. This opinion is given as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We bring to your attention that our legal opinions are an expression of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Baker & Hostetler LLP

BAKER & HOSTETLER LLP